UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 26, 2011

LAKE VICTORIA MINING COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53291
(Commission File Number)

Not Applicable
(IRS Employer Identification No.)

Suite 810 – 675 West Hastings Street, Vancouver, British Columbia V6B 1N2
(Address of principal executive offices and Zip Code)

(303) 526-5100
Registrant’s telephone number, including area code

1781 Larkspur Drive, Golden, CO 80401
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Consulting Agreements

On April 26, 2011, the Company entered into a consulting agreement with David Kalenuik, pursuant to which the Company engaged Mr. Kalenuik to, among other things: provide the services of corporate management, reporting to the board of directors including without limiting the generality of the foregoing, hiring other managers and employees as required, finding new projects and assisting in financing requirements. As consideration for the performance of his consulting services under the agreement, the Company agreed to pay Mr. Kalenuik CDN$10,000 per month commencing April 1, 2011, plus applicable taxes. Contingent upon Mr. Kalenuik executing the consulting agreement and as part of the consideration for Mr. Kalenuik’s services, the Company will grant Mr. Kalenuik upon the completion of twelve (12) months of the date hereof and annually on the anniversary each and every year that follows, during Mr. Kalenuik’s continuous consulting, an option to purchase 500,000 shares of the Company’s restricted common stock. The consulting agreement is for a term of two years and may be renewed at the option of the Company by giving 30 days written notice prior to the expiry of the initial term.

On April 26, 2011, the Company entered into a consulting agreement with Roger Newell, pursuant to which the Company engaged Mr. Newell to, among other things: provide the services to the corporate management, reporting to the president and subsequently to the board of directors including without limiting the generality of the foregoing, reviewing and editing technical data/press releases, finding and assessing new projects and assisting in investor relations, corporate presentations and financing requirements. As consideration for the performance of his consulting services under the agreement, the Company agreed to pay Mr. Newell USD$3,500 per month commencing April 1, 2011, plus applicable taxes. Contingent upon Mr. Newell executing the consulting agreement and as part of the consideration for Mr. Newell’s services, the Company will grant Mr. Newell upon the completion of twelve (12) months of the date hereof and annually on the anniversary each and every year that follows, during Mr. Newell’s continuous consulting, an option to purchase 250,000 shares of the Company’s restricted common stock. The consulting agreement is for a term of two years and may be renewed at the option of the Company by giving 30 days written notice prior to the expiry of the initial term.

A copy of the consulting agreements are attached as exhibit 10.1 and 10.2, respectively, to this current report on Form 8-K.

Employment Agreements

On April 26, 2011, the Company entered into an employment letter agreement with Heidi Kalenuik, pursuant to which the Company employed Ms. Kalenuik to, among other things: carry out the duties and responsibilities of the position of Secretary, Treasurer and Supervisor of Operations of the Company. As consideration for the performance of her duties under the employment letter agreement, the Company agreed to pay Ms. Kalenuik CDN$102,000 per year commencing April 1, 2011. Ms. Kalenuik is also entitled to receive a one-time bonus in the amount of CDN$1,000.

Effective April 26, 2011, the Company entered into an employment letter agreement with Ming Zhu, pursuant to which the Company employed Mr. Zhu to, among other things: carry out the duties and responsibilities of the position of Chief Financial Officer of the Company. As consideration for the performance of his duties under the employment letter agreement, the Company agreed to pay Mr. Zhu CDN$90,000 per year commencing April 1, 2011. Mr. Zhu is also entitled to receive a one-time bonus in the amount of CDN$1,000.

A copy of the employment agreements are attached as exhibit 10.3 and 10.4, respectively, to this current report on Form 8-K.

Item 7.01 Regulation FD Disclosure

Effective April 1, 2011, the Company changed its head office address from 1781 Larkspur Drive, Golden, Colorado 80401 to Suite 810 – 675 West Hastings Street, Vancouver, British Columbia V6B 1N2.

On April 20, 2011, the Company entered into a Prospecting License Purchase Agreement with Pili Sadiki, to acquire a 100% interest in certain prospecting licenses located in the Kiabakari Musoma District of Tanzania.

On April 20, 2011, the Company entered into a Prospecting License Purchase Agreement with Rashid Omar, to acquire a 100% interest in certain prospecting licenses located in the Handeni Tanga District of Tanzania.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Consulting Agreement dated April 26, 2011 between David Kalenuik and the Company.

10.2	Consulting Agreement dated April 26, 2011 between Roger Newell and the Company.

10.3	Employment Agreement dated April 26, 2011 between Heidi Kalenuik and the Company.

10.4	Employment Agreement dated April 26, 2011 between Ming Zhu and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE VICTORIA MINING COMPANY, INC.

By:	/s/ David Kalenuik
David Kalenuik
Chief Executive Officer and President
Dated: April 28, 2011